UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

Image Metrics, Inc.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-123092	20-1719023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1918 Main Street, 2nd Floor, Santa Monica, California		90405
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director.

On March 17, 2010, the Board of Directors of Image Metrics, Inc. (the “Company”) elected Peter Norris as a new director.  As described in the Company’s Current Report on Form 8-K/A dated March 10, 2010 and filed with the Commission on April 14, 2010, and pursuant to the terms of the private placement of series A convertible preferred stock and detachable warrants described therein, Mr. Norris was elected to be a director who is required to be independent of management, after having been jointly nominated by the other directors of the Company and two of the shareholders of Image Metrics, Saffron Hill Investors and Verus International. There were no arrangements between Mr. Norris and any third persons, pursuant to which he was selected as a director.

The Company’s Board of Directors has not yet established any committees, and it has not yet been determined whether Mr. Norris will serve on any committees of the Board of Directors to be established in the future. The Company will amend this Current Report on Form 8-K to disclose such information when it becomes available.

Mr. Norris, 54, has served as non-executive Chairman of Virgin Group Holdings since November 2009.  Prior to his joining Virgin, he served as CEO of Quayle Munro Holdings PLC from 2007 to 2009 and of New Boathouse Capital, a firm he founded in 2000 and sold to Quayle Munro in 2007.  Mr. Norris has also held senior positions at Barings and Goldman Sachs.  Mr. Norris holds a first class honours degree in Modern History and Modern Languages from Oxford University.  A copy of the press release announcing Mr. Norris’s election is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits

99.1           Press release dated April 14, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

IMAGE METRICS, INC.

By:	/s/ Michael R. Starkenburg
Michael R. Starkenburg
President and Chief Executive Officer

Date:  April 16, 2010